Exhibit 2.3

Page 1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF VALIDATION OF "INNOVEGA INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF JUNE, A.D. 2019, AT 6:30 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4565223 8100
SR# 20195356998

Authentication: 203073190
Date: 06-21-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF VALIDATION

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

INNOVEGA INC.

Innovega Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

First: The name of the Corporation is Innovega Inc.

Second: The defective corporate act that is the subject of this Certificate of Validation is the purported issuance of 776,840 shares of Series Seed Preferred Stock, par value $0.0001 per share (“Series Seed Preferred Stock”), of the Corporation that, in light of the failure of authorization as described herein, may constitute an overissue of shares of Series Seed Preferred Stock (the “Issuances”). The dates of the defective corporate acts were May 3, 2018 and June 29, 2018. The nature of the failure of authorization in respect of the Issuances was that, (i) in order to have enough authorized shares of Series Seed Preferred Stock, the Corporation was required to amend its Amended and Restated Certificate of Incorporation to increase the total number of shares of the Corporation’s preferred stock (the “Preferred Stock”) (including Series Seed Preferred Stock) that the Corporation was authorized to issue, but the Corporation did not obtain the requisite approvals of the Corporation’s board of directors (the “Board”) and the Corporation’s stockholders to effect such an amendment or file a certificate with the Secretary of State of the State of Delaware effecting such an amendment in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), including Section 242 of the DGCL, prior to the Issuances, such that the Corporation did not have an adequate number of authorized shares of Preferred Stock or Series Seed Preferred Stock to fully permit the Issuances and (ii) in order to have enough authorized shares of Series Seed Preferred Stock to sell and issue pursuant to the Corporation’s Series Seed Preferred Stock Purchase Agreement (the “Purchase Agreement”) the Corporation was required to amend the Purchase Agreement to increase the total number of shares of Series Seed Preferred Stock that the Corporation was authorized to issue and sell thereunder, but the Corporation did not obtain the requisite approvals of the Board and the Corporation’s stockholders to effect such an amendment to the Purchase Agreement.

Third: The Issuances, the defective corporate act, was ratified in accordance with Section 204 of the DGCL. The Board duly adopted resolutions to ratify the defective corporate act on December 22, 2018, pursuant to resolutions duly adopted by written consent in accordance with Section 141(f) of the DGCL. The Corporation’s stockholders subsequently approved the ratification of the defective corporate act on May 16, 2019, pursuant to a resolution duly adopted by written consent in lieu of a meeting pursuant to Section 228 of the DGCL.

Fourth: No certificate was previously filed with the Secretary of State of the State of Delaware with respect to the defective corporate act. A certificate containing all of the information required to be included pursuant to Section 242 of the DGCL to give effect to the defective corporate act is attached hereto as Attachment 1. The date and time that such certificate shall be deemed to have become effective pursuant to Section 204 of the DGCL shall be May 3, 2018 at 12:01 a.m. (Eastern time).

In witness whereof, the undersigned has caused this Certificate of Validation to be signed by its duly authorized officer on the date set forth below.

INNOVEGA INC.

By:	/s/ Stephen Willev
Name:	Stephen Willey
Title:	Chief Executive Officer

Date:	May 23, 2019

ATTACHMENT 1

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INNOVEGA INC.

Innovega Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Innovega Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 23, 2008.

2. This Certificate of Amendment to Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. ARTICLE lV of the Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is 23,518,315, consisting of 20,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), and 3,518,238 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The first Series of Preferred Stock shall be designated “Series Seed Preferred Stock” and shall consist of 3,518,238 shares.”